Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 30, 2025, with respect to the consolidated and combined financial statements of Lotus Technology Inc., incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG Huazhen LLP

Hangzhou, China

30 MAY 2025